                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                PXRE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  (PXRE LOGO)

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 4, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PXRE CORPORATION ("PXRE") will be held on June 4, 1998 commencing at 9:00 a.m. at the offices of PXRE Corporation, 399 Thornall Street, 14th Floor, Edison, New Jersey for the following purposes:

          (1) To elect three members of the Board of Directors who, with the seven other directors whose terms of office do not expire at this meeting, will constitute the full Board, as described in the Proxy Statement dated April 30, 1998 accompanying this Notice of Annual Meeting (the "Proxy Statement");

          (2) To ratify the appointment of Price Waterhouse LLP as PXRE's independent public accountants for the fiscal year ending December 31, 1998; and

          (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only holders of the Common Stock of PXRE at the close of business on April 10, 1998, as shown by the transfer books of PXRE, are entitled to notice of, and to vote at, this Annual Meeting and any adjournments.

                                           By Order of the Board of Directors

                                           PXRE CORPORATION

                                           F. SEDGWICK BROWNE, Secretary

April 30, 1998
--------------------------------------------------------------------------------

ALL HOLDERS OF THE COMMON STOCK OF PXRE ARE INVITED TO ATTEND THIS ANNUAL MEETING IN PERSON. THOSE HOLDERS OF COMMON STOCK WHO ARE UNABLE TO ATTEND IN PERSON ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY AT THEIR EARLIEST CONVENIENCE. HOLDERS OF COMMON STOCK WHO EXECUTE THIS PROXY MAY NEVERTHELESS ATTEND THE MEETING AND VOTE THEIR SHARES IN PERSON.
--------------------------------------------------------------------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                              OF PXRE CORPORATION
                                  JUNE 4, 1998

                             ---------------------

                            SOLICITATION OF PROXIES

     The accompanying Proxy is solicited by the Board of Directors of PXRE CORPORATION, 399 Thornall Street, 14th Floor, Edison, New Jersey 08837 ("PXRE") for use at the Annual Meeting of Stockholders to be held on June 4, 1998 and at any and all adjournments thereof (the "Annual Meeting"). Any Proxy given may be revoked at any time before it is actually voted on any matter by notifying the Treasurer of PXRE in writing, or by submitting a duly executed Proxy bearing a later date or by voting at the Annual Meeting. This Proxy Statement and the accompanying Proxy are being mailed on or about April 30, 1998.

     The cost of preparing, assembling and mailing this Proxy Statement and the material enclosed herewith is being borne by PXRE. Directors, officers and employees of PXRE may solicit Proxies orally or in writing, without additional compensation. PXRE's regularly retained investor relations firm, Corporate Communications Inc., may also be called upon to solicit Proxies by telephone or by mail. PXRE will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

                      OUTSTANDING STOCK AND VOTING RIGHTS

     The Board of Directors has fixed the close of business on April 10, 1998 as the record date for the determination of stockholders entitled to notice of the Annual Meeting, and only holders of record of the Common Stock (par value $.01 per share) of PXRE at that time will be entitled to vote at the meeting. As of the record date, 13,797,923 shares of Common Stock were issued and outstanding and held of record by approximately 160 stockholders. Each share of Common Stock is entitled to one vote on each matter presented at the Annual Meeting. The presence at the meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum.

     A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item under consideration and has not received instructions from the beneficial owner. Under Delaware law, abstaining votes and broker non-votes are deemed to be present for purposes of determining whether a quorum is present at a meeting. All matters to be voted on at the Annual Meeting will be decided by the affirmative vote of a majority of the shares of Common Stock present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote, but a broker non-vote will have no effect on the vote.

     The following table indicates those persons known to PXRE (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who own beneficially more than 5% of PXRE's Common Stock as of the record date:

                             NAME AND ADDRESS               AMOUNT AND NATURE OF   PERCENT
TITLE OF CLASS             OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP   OF CLASS
--------------             -------------------              --------------------   --------
Common Stock..  FMR Corp. and Affiliates..................  1,385,063 shares(1)      10.0%
                  82 Devonshire Street
                  Boston, MA 02109
Common Stock    Harris Associates, Inc. and Affiliates....  1,211,000 shares(2)       8.8%
                  Two North LaSalle Street, Suite 500
                  Chicago, IL 60602
Common Stock    T. Rowe Price Associates, Inc.............  1,103,463 shares(3)       8.0%
                  100 East Pratt Street
                  Baltimore, MD 21202
Common Stock    Heartland Advisors, Inc...................    990,619 shares(4)       7.2%
                  790 North Milwaukee St.
                  Milwaukee, WI 53202
Common Stock    Franklin Resources, Inc. and Affiliates...    833,500 shares(5)       6.0%
                  777 Mariners Island Blvd.
                  San Mateo, CA 94404

---------------

(1) According to the Schedule 13G filed by FMR Corp. ("FMR") and various affiliates thereof with the Securities and Exchange Commission (the "Commission"), FMR, Mr. Edward C. Johnson 3d, and Abigail P. Johnson, may be deemed to beneficially own the 1,385,063 shares of Common Stock indicated opposite FMR's name in the above table, by virtue of FMR's 100% ownership of Fidelity Management & Research Company ("Fidelity"). Fidelity, in its capacity as a registered investment advisor to various registered investment companies, may be deemed to be the beneficial owner of 1,385,063 shares of Common Stock. Fidelity Low-Priced Stock Fund, an investment company of which Fidelity is investment advisor, may be deemed to be the beneficial owner of 725,063 shares of Common Stock (5.25% of PXRE's Common Stock). Neither FMR, Mr. Johnson nor Ms. Johnson reports sole or shared voting power in respect of the 1,385,063 shares of Common Stock. Each of FMR, Mr. Johnson and Ms. Johnson reports sole dispositive power in respect of the 1,385,063 shares of Common Stock.
(2) According to the Schedule 13G filed by Harris Associates, Inc. ("Harris") and various affiliates thereof with the Commission, Harris may be deemed to beneficially own the 1,211,000 shares of Common Stock indicated opposite Harris' name in the above table, which shares may be deemed to be beneficially owned by Harris Associates L.P. (the "Partnership"). Harris is the sole general partner of the Partnership. The Partnership, in its capacity as a registered investment advisor to various registered investment companies, may be deemed to be the beneficial owner of the 1,211,000 shares of Common Stock. Harris Associates Investment Trust (series designated The Oakmark Smallcap Fund), an investment company of which the Partnership is investment advisor, may be deemed to be the beneficial owner of 1,186,000 shares of Common Stock (8.6% of PXRE's Common Stock).
(3) According to the Schedule 13G filed by T. Rowe Price Associates, Inc. ("T. Rowe Price") with the Commission, T. Rowe Price, in its capacity as an investment advisor, may be deemed to be the beneficial owner of the 1,103,463 shares of Common Stock indicated opposite T. Rowe Price's name in the above table. Such shares are owned by various individual and institutional investors which T. Rowe Price serves as an investment advisor. T. Rowe Price has power to direct investments with respect to such shares. T. Rowe Price disclaims beneficial ownership of the 1,103,463 shares of Common Stock.
(4) According to the Schedule 13G filed by Heartland Advisors, Inc. ("Heartland") with the Commission, Heartland, a registered investment advisor, may be deemed to beneficially own the 990,619 shares of Common Stock indicated opposite Heartland's name in the above table. Heartland reports sole voting power in respect of 940,308 shares of Common Stock and sole dispositive power in respect of 990,619 shares of Common Stock.
(5) According to the Schedule 13G filed by Franklin Resources, Inc. ("FRI") and various affiliates thereof with the Commission, FRI (a parent holding company) and Charles B. Johnson and Rupert H. Johnson, Jr. (principal shareholders of FRI) may be deemed to beneficially own the 833,500 shares of Common Stock indicated opposite FRI's name in the above table, which shares are held by persons and entities advised by FRI or its subsidiaries. Franklin Advisory Services, Inc. and Franklin Mutual Advisers, Inc., investment advisory subsidiaries of FRI, report sole voting and dispositive power in respect of 425,700 shares and 407,800 shares of Common Stock, respectively (in each case, less than 5% of PXRE's Common Stock). FRI, Messrs. Johnson and the investment advisory subsidiaries of FRI disclaim beneficial ownership of the 833,500 shares of Common Stock.

     To PXRE's knowledge, no other person owns of record or beneficially more than 5% of the outstanding shares of its Common Stock as of the record date.

                       NOMINEES FOR ELECTION AS DIRECTORS

     PXRE's Certificate of Incorporation and Bylaws provide for the election of directors by the stockholders. For this purpose, the Board of Directors is divided into three classes (Classes I, II and III) as nearly equal in number as possible. The terms of office of the members of one class expire and a successor class is elected at each annual meeting of the stockholders. Under the Certificate of Incorporation, the Board of Directors has the power to create up to two additional directorships within any twelve-month period. Vacancies in directorships (including vacancies resulting from resignations and newly created directorships) may be filled, until the expiration of the term of the vacated directorship and until a successor is elected and qualified, by the vote of 66 2/3% of the directors then in office.

     At the Annual Meeting, the terms of office of the Class III directors will terminate; therefore, the Board of Directors has nominated Bernard Kelly, Edward
P. Lyons and David W. Searfoss (all of whom are also presently serving on the Board) for re-election as Class III directors to serve three-year terms until the annual meeting of stockholders is held in 2001 and until their successors have been elected and qualified. It is intended that Proxies will be voted in favor of these persons. If, for any reason, any of the nominees is not able or willing to serve as a director when the election occurs (a situation which is not presently contemplated), it is intended that the Proxies will be voted for the election of a substitute nominee in accordance with the judgment of the Proxy holder.

                 INFORMATION CONCERNING DIRECTORS AND NOMINEES

     Gerald L. Radke (53) has been the President, Chief Executive Officer and a director of PXRE since 1986 (and its Chairman of the Board of Directors since June 1995), and of PXRE's predecessor since its formation in April 1982. From August 1993 until the merger (the "Merger") in December 1996 of

Transnational Re Corporation ("TREX") with and into PXRE, Mr. Radke also served as President, Chief Executive Officer and Chairman of the Board of Directors of TREX.

     Robert W. Fiondella (55) has been Chairman of the Board of Directors, President and Chief Executive Officer of Phoenix Home Life Mutual Insurance Company ("Phoenix Home Life") since February 1994. From July 1992 to February 1994, he was President and Principal Operating Officer of Phoenix Home Life, and from February 1989 to June 1992, he was President and Chief Operating Officer of Phoenix Mutual Life Insurance Company, a predecessor of Phoenix Home Life ("Phoenix Mutual"). Mr. Fiondella is also an officer and director of various Phoenix Home Life subsidiaries.

     Franklin D. Haftl (64), who was elected a director of PXRE in February 1997, has been in the insurance and reinsurance industry since 1958 and currently serves as a director of Unione Italiana Reinsurance Company of America, Inc. ("Unione"), having previously served as President and Chief Executive Officer and a director of Unione from October 1988 to March 1994. Mr. Haftl served as a director of TREX from January 1994 until the Merger in December 1996. Mr. Haftl is a member of the American Arbitration Association and has served and continues to serve as umpire on numerous arbitration panels adjudicating commercial insurance and reinsurance-related disputes.

     Bernard Kelly (68), who was elected a director of PXRE in December 1988, is a U.K. attorney and Chairman of Bernard Kelly & Associates, a financial consultant, and was formerly Vice Chairman and Managing Director of Lazard Brothers & Co. Ltd., London. Mr. Kelly also is a director of a number of companies, including PXRE Ltd. (a corporate member of Lloyd's), American Phoenix Investments Ltd., London (a U.K. subsidiary of Phoenix Home Life) and Societe Generale d'Investissements SA, a quoted Luxembourg industrial holding company, and is also Chairman of First Equity Holdings Ltd., an inter-broker dealer and member of the London Stock Exchange, Lazard Income Growth & Property Unit Trust and Nexus Structured Finance Ltd., an agency for private sector finance to state (U.K.) institutions.

     Wendy Luscombe (46), who was elected a director of PXRE in November 1993, has been a principal of WKL Associates, a company which provides U.S. real estate investment advisory services to U.K. companies, since May 1994. Ms. Luscombe is also principal real estate advisor to Prudential Portfolio Managers America Limited. From November 1992 to May 1994, she was Senior Vice President of Aldrich Eastman Waltch, a Boston-based company specializing in real estate investment and pension fund advisory services. Ms. Luscombe was also a director of Berkeley Commercial Investments, the commercial real estate investment arm of Berkeley Group plc, a U.K. public company, until June 1996.

     Edward P. Lyons (71) was Vice Chairman of the Board of Directors of Olin Corp., a diversified chemical manufacturing corporation, prior to his retirement in 1986. Mr. Lyons was a director of Phoenix Home Life until February 1996 and is currently a director of Phoenix Duff & Phelps Corporation ("Phoenix Duff & Phelps"), an investment management company.

     Philip R. McLoughlin (51) has been Chairman, Chief Executive Officer and a director of Phoenix Duff & Phelps since October 1995 and, since July 1992, has been Executive Vice President and Chief Investment Officer of Phoenix Home Life. From December 1988 to June 1992, he was Executive Vice President, Investments of Phoenix Mutual. Mr. McLoughlin is currently president and a director or trustee of several registered investment companies which are affiliated with Phoenix Home Life, a director of both World Trust and Emerging World Trust, each a Luxembourg organized investment trust, and Phoenix Charter Oak Trust Company, as well as a director and officer of various other Phoenix Home Life subsidiaries.

     David W. Searfoss (47) has been Executive Vice President and Chief Financial Officer of Phoenix Home Life since October 1994. From July 1992 to October 1994, he was Senior Vice President and Chief Financial Officer of Phoenix Home Life, and from November 1987 to June 1992, he was Senior Vice President and Chief Financial Officer of Phoenix Mutual. Mr. Searfoss has served as a director of PXRE since December 1987. Mr. Searfoss is also an officer and director of various Phoenix Home Life subsidiaries.

     Donald H. Trautlein (71) was Chairman and Chief Executive Officer of Bethlehem Steel Corporation from 1980 until his retirement in 1986. Mr. Trautlein is currently a director of Data General Corporation. He was elected a director of PXRE in March 1988.

     Wilson Wilde (70) was, from September 1993 to May 1994, Chairman and Chief Executive Officer and, from November 1971 to September 1993, President and Chief Executive Officer of The Hartford Steam Boiler Inspection and Insurance Company ("Hartford Steam Boiler"). Since May 1994, Mr. Wilde has been Chairman of the Executive Committee, and has continued as a director, of Hartford Steam Boiler. Mr. Wilde is currently a director of Front Royal, Inc., a holding company that owns specialty insurance carriers and an environmental consulting firm.

     Unless otherwise indicated, all directors have served in such capacity since 1986.

     In addition to the executive officer listed as being a director of PXRE, PXRE has the following executive officers:

          Michael J. Bleisnick (46) has been an Executive Vice President of PXRE since March 1993. Prior thereto, he was a Senior Vice President of PXRE since February 1990 and a Vice President of PXRE since July 1986. From August 1993 until the Merger in December 1996, Mr. Bleisnick also served as an Executive Vice President of TREX.

          Gordon Forsyth, III (50) has been an Executive Vice President of PXRE since March 1993. Prior thereto, he was a Senior Vice President of PXRE since February 1990 and a Vice President of PXRE since October 1986. From August 1993 until the Merger in December 1996, Mr. Forsyth also served as an Executive Vice President of TREX.

          Sanford M. Kimmel (45) has been Senior Vice President, Treasurer and Chief Financial Officer of PXRE since February 1994. From March 1994 until the Merger in December 1996, Mr. Kimmel also served as Senior Vice President, Treasurer and Chief Financial Officer and as a director of TREX. Prior to joining PXRE, he was Vice President, Finance of Page America Group, Inc. since 1992.

          Peter G. Butler (49) has been a Senior Vice President of PXRE since August 1996 and is the Managing Underwriter for Lloyd's Syndicate 1224. Mr. Butler has nearly 30 years of insurance/reinsurance underwriting experience in Lloyd's and the London company market, most recently as active underwriter for Lloyd's non-marine syndicates 765 and 1179.

          A. Joseph Hoane (54) has been a Senior Vice President of PXRE since February 1997. Prior thereto, he was a Vice President of PXRE since March 1992 and an Assistant Vice President of PXRE since November 1989. From October 1993 until the Merger in December 1996, Mr. Hoane also served as a Vice President of TREX.

          Eugene J. Sverchek (48) has been a Senior Vice President of PXRE since April 1991. From August 1993 until the Merger in December 1996, Mr. Sverchek also served as a Senior Vice President of TREX. Prior to joining PXRE, he held various positions (including Senior Vice President) during his sixteen years at MONY Reinsurance Company where he specialized in property treaty reinsurance underwriting.

          Alain Tounquet (45) has been a Senior Vice President of PXRE since March 1994, prior to which he served as a Vice President of PXRE since October 1989. Mr. Tounquet has also been the General Manager of the Brussels Office of PXRE since October 1989. Mr. Tounquet also served as a Senior Vice President of TREX from May 1994 until the Merger in December 1996, prior to which he served as a Vice President of TREX since October 1993.

          Frank A. LoPiccolo (54) has been a Vice President of PXRE since 1986. From August 1993 until the Merger in December 1996, Mr. LoPiccolo also served as a Vice President of TREX.

          John C. Brennan (45) has been a Vice President of PXRE and Transnational Insurance Company since September 1997. Prior thereto, he was an Associate Vice President of Markel Corporation since May 1997 and a Vice President of Guy Carpenter/EQECAT since September 1994.

          Mark E. Hilsher (43) has been a Vice President of PXRE and Transnational Insurance Company since September 1997. Prior thereto, he was a Vice President of Markel Corporation since April 1993 and a Vice President, Property Manager of Industrial Underwriters, Inc. since March 1989.

     All executive officers of PXRE hold office at the pleasure of the Board of Directors.

     The following table sets forth certain information concerning beneficial ownership of PXRE's Common Stock by the directors, the five executive officers named below under the heading "EXECUTIVE COMPENSATION" and all directors and executive officers as a group, as of the record date:

                                                     SHARES (AND PERCENT)         DIRECTOR
DIRECTORS AND FIVE CURRENT NAMED EXECUTIVE OFFICERS  BENEFICIALLY OWNED(1)        TERM ENDS
---------------------------------------------------  ---------------------        ---------
Gerald L. Radke...................................          130,668(2)*             1999
Robert W. Fiondella...............................            4,353(3)*             2000
Franklin D. Haftl.................................            3,048(3)*             1999
Bernard Kelly.....................................            6,353(3)*               (4)
Wendy Luscombe....................................            3,697(3)*             1999
Edward P. Lyons...................................           14,286(3)*               (4)
Philip R. McLoughlin..............................            3,647(3)*             2000
David W. Searfoss.................................            3,647(3)*               (4)
Donald H. Trautlein...............................            3,024(3)*             2000
Wilson Wilde......................................            5,603(3)*             1999
Michael J. Bleisnick..............................           62,922(5)*               --
Gordon Forsyth, III...............................           78,232(6)*               --
Sanford M. Kimmel.................................           21,775(7)*               --
Eugene J. Sverchek................................           29,844(8)*               --
All directors and executive officers as a group (20
  persons)........................................          438,519(3.2%)(9)

---------------

 *  Beneficially owns less than 1% of PXRE's issued and outstanding Common
    Stock.
(1) The number of shares of Common Stock set forth opposite the names of Mr. Haftl, Mr. Kelly, Ms. Luscombe, Mr. Lyons, Mr. Trautlein and Mr. Wilde does not include the 2,000 shares granted to each such director under the PXRE Director Deferred Stock Plan (described below under the heading

    "THE BOARD OF DIRECTORS AND ITS COMMITTEES AND DIRECTOR COMPENSATION"), as to which shares such directors currently hold neither voting nor investment power. Pursuant to the terms of the Director Deferred Stock Plan, on each date that dividends are paid to stockholders in respect of the Common Stock, PXRE makes dividend equivalent payments, in cash, in respect of each share of Common Stock granted, but not yet delivered, under such Plan.
(2) Includes currently exercisable options to purchase 59,635 shares of Common Stock. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the 59,635 shares of Common Stock for which Mr. Radke holds currently exercisable options have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by Mr. Radke.
(3) Includes with respect to each of the following individuals, currently exercisable options to purchase the indicated number of shares of Common
    Stock: Mr. Fiondella, 3,853 shares; Mr. Haftl, 2,548 shares; Mr. Kelly, 3,853 shares; Ms. Luscombe, 3,547 shares; Mr. Lyons, 999 shares; Mr. McLoughlin, 3,547 shares; Mr. Searfoss, 3,547 shares; Mr. Trautlein, 999 shares; and Mr. Wilde, 3,547 shares. In accordance with Rule 13d-3(d)(1) under the Exchange Act, such shares of Common Stock for which the named director holds currently exercisable options have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by such director.
(4) Term of office of Class III directors terminates at the forthcoming 1998 Annual Meeting.
(5) Includes currently exercisable options to purchase 50,360 shares of Common Stock. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the 50,360 shares of Common Stock for which Mr. Bleisnick holds currently exercisable options have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by Mr. Bleisnick.
(6) Includes currently exercisable options to purchase 56,715 shares of Common Stock. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the 56,715 shares of Common Stock for which Mr. Forsyth holds currently exercisable options have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by Mr. Forsyth.
(7) Includes currently exercisable options to purchase 12,091 shares of Common Stock. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the 12,091 shares of Common Stock for which Mr. Kimmel holds currently exercisable options have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by Mr. Kimmel.
(8) Includes currently exercisable options to purchase 22,832 shares of Common Stock. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the 22,832 shares of Common Stock for which Mr. Sverchek holds currently exercisable options have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by Mr. Sverchek.
(9) Includes currently exercisable options to purchase 274,523 shares of Common Stock. In accordance with Rule 13d-3(d)(1) under the Exchange Act, the 274,523 shares of Common Stock for which PXRE's directors and executive officers as a group hold currently exercisable options have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by such directors and executive officers as a group.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES
                           AND DIRECTOR COMPENSATION

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     In 1997, the Board of Directors met seven (7) times. Except for Mr. Fiondella, no director attended fewer than 75% of the aggregate of (i) the total number of Board meetings (held when such person was a director) and (ii) the total number of meetings held by the standing committees on which he or she served (during the periods that he or she served).

     There are four standing committees of the Board of Directors: the Audit Committee, the Human Resources Committee, the Investment Committee and the Executive Committee. The committees are composed entirely of directors who are not employees of PXRE, except that Mr. Radke is a member of the Executive Committee.

     The members of the Audit Committee are Messrs. Kelly (Chairman), Haftl, McLoughlin, Searfoss and Trautlein and Ms. Luscombe. The members of the Audit Committee are responsible for assisting the Board of Directors in fulfilling its responsibilities in connection with PXRE's accounting and financial reporting practices. In 1997, the Audit Committee met three (3) times.

     The members of the Human Resources Committee are Messrs. Fiondella (Chairman), Lyons, Trautlein and Wilde. The Human Resources Committee performs the functions of a compensation committee, including the administration of PXRE's various stock option and other compensation plans. In 1997, the Human Resources Committee met six (6) times.

     The members of the Investment Committee are Messrs. Lyons (Chairman), Haftl, Kelly and Wilde and Ms. Luscombe. The members of the Investment Committee are responsible for monitoring and approving the investment policies and the investments of PXRE and its reinsurance and trading subsidiaries, including PXRE Reinsurance Company ("PXRE Reinsurance") and Transnational Insurance Company ("Transnational"), and for overseeing investment management carried out by Phoenix Duff & Phelps, a public majority-owned subsidiary of Phoenix Home Life. In 1997, the Investment Committee met two (2) times.

     The members of the Executive Committee are Messrs. Radke, Fiondella and Trautlein. The Executive Committee is vested with the authority to exercise the powers of the full Board of Directors during the intervals between its meetings. In 1997, the Executive Committee did not meet.

     PXRE does not have a standing nominating committee. However, upon the request of the Board of Directors, the Executive Committee has occasionally functioned in this role.

     From time to time the Board of Directors designates other committees of the Board to carry out certain specified activities, particularly in connection with financings and other major transactions by PXRE. In 1997, the Board of Directors designated a committee consisting of Messrs. McLoughlin, Searfoss and Wilde (the "Capital Securities Committee") and authorized the members of the Capital Securities Committee to implement an offering of Capital Trust Pass-through Securities ("TruPS(sm)").

COMPENSATION OF DIRECTORS

     CASH COMPENSATION. During the 1997 fiscal year, PXRE paid annual retainers of $16,000 (plus $1,500 each for members ($3,000 for the Chairman) of the Audit Committee, the Investment Committee and the Human Resources Committee) and fees per Board and standing committee meeting of $1,000 ($3,000 for the

Chairman) to each director of PXRE, except for directors who were also officers of PXRE who individually received no compensation for attendance at meetings. For fiscal 1997, PXRE paid a total of $275,000 in directors' fees. Effective January 1, 1998, non-employee director compensation was restructured such that non-employee directors are entitled to receive an annual combined retainer of $25,000 (plus an additional $3,000 for Committee Chairmen) payable at the beginning of each year plus Board and standing committee meeting fees of $1,500 per meeting. Directors have had the ability to defer receipt of their cash compensation by making an irrevocable written election prior to the beginning of the calendar year to defer receipt of such compensation until the earlier of their retirement or resignation as a director of PXRE, death or disability. An unfunded account is established by PXRE in the director's name and interest is credited to the account balance at an annual rate equal to the annualized average rate of return earned on accounts invested during such period in the Intermediate Term U.S. Treasury Portfolio fund of PXRE's 401(k) Savings and Investment Plan (the "401(k) Plan").

     OTHER COMPENSATION. On April 17, 1997, PXRE adopted the PXRE Corporation Director Equity and Deferred Compensation Plan (the "Director Compensation Plan") which, among other things, provides that deferred amounts shall be credited with earnings (losses) mirroring the fund or funds provided in the 401(k) Plan that are designated by the director (rather than just the Intermediate Term U.S. Treasury Portfolio fund). The Director Compensation Plan also enables non-employee directors to elect to defer receipt of fees for services as a member of the Board and, with respect to the annual retainer for such services, payable to such non-employee directors for 1998 through 2007, allows such directors to elect, prior to the subject year, to receive all or a portion of the annual retainer amount in shares of PXRE Common Stock or options to purchase shares of PXRE Common Stock. The number of shares which may be awarded to a director upon such director's election to receive shares of Common Stock in lieu of all or a portion of the annual retainer is the number of whole shares equal to (i) the portion of the annual retainer for which the director has made such election, divided by (ii) the "fair market value" per share of Common Stock, as determined pursuant to the Director Compensation Plan.

     The number of whole shares of Common Stock subject to an option grant under the Director Compensation Plan is determined by dividing the portion of the annual retainer for which the director has made such election by the "option value", as determined pursuant to the Director Compensation Plan. The exercise price per share under each option is equal to the "fair market value" per share, as determined pursuant to the Director Compensation Plan. Options granted under the Director Compensation Plan are immediately exercisable and may be exercised until the tenth anniversary of the date of grant. In the event a director terminates service on the Board, such person's options are exercisable for three years after the date of termination of service, but not beyond the original expiration date. In the event of death of a director after terminating service on the Board, any outstanding options expire on the later of the date applicable to the director at the time the director terminated service or one year from the date of death, provided that in no event may an option be exercised beyond its original expiration date.

     For purposes of the Director Compensation Plan, "fair market value" means the average of the high and low share prices quoted for PXRE Common Stock on the New York Stock Exchange over the twenty (20) trading days prior to the December 31 immediately prior to the calendar year for which the annual retainer is payable. For purposes of the Director Compensation Plan, "option value" means the value of an option determined as of December 31 immediately preceding the calendar year for which the annual retainer is payable in accordance with the Black-Scholes option valuation model, discounted by 20%.

     The Director Compensation Plan is administered by the Board of Directors. The Board has full power and authority to construe and interpret the Director Compensation Plan and adopt and amend such rules and regulations for the administration of the Director Compensation Plan as it deems desirable. The Board may amend the Director Compensation Plan as it deems advisable, provided that no such amendment may materially and adversely affect any right of a director with respect to any option previously granted without such director's written consent. The Board may terminate the Director Compensation Plan at any time. If not earlier terminated by the Board, the Director Compensation Plan will terminate immediately following the annual meeting of PXRE's stockholders in 2007.

     Under the PXRE Corporation Director Stock Option Plan, as amended (the "Director Option Plan"), each non-employee director is automatically granted annually, on the date of PXRE's Annual Meeting, an option exercisable (subject to a three-year vesting period) for the purchase of 3,000 shares (previously 1,000 shares prior to the amendment of the Director Option Plan in 1997) of Common Stock at a price per share equal to the market value at the date of grant. On the date of the annual meetings of PXRE stockholders in 1995 and 1996, options for 1,000 shares were granted pursuant to the Director Option Plan to each non-employee director then in office (i.e., all current non-employee directors except Mr. Haftl) at exercise prices of $23.25 and $24.95, respectively. On the date of the annual meeting of PXRE stockholders in 1997, options for 3,000 shares were granted pursuant to the Director Option Plan to each non-employee director then in office at an exercise price of $28.14. As of the record date, options for a total of 43,000 shares had been granted pursuant to the Director Option Plan, of which a total of 8,000 are currently exercisable.

     The Director Option Plan is administered by the Board of Directors, which is authorized to interpret the Director Option Plan but has no authority with respect to the selection of directors to receive options, the number of shares subject to the Director Option Plan or to each grant thereunder, or the option price for shares subject to options. The Board may amend the Director Option Plan as it deems advisable but may not, without further approval of the stockholders, increase the maximum number of shares under the Director Option Plan or options to be granted thereunder, change the option price provided in the Director Option Plan, extend the period during which options may be granted or exercised, or change the class of persons eligible to receive options.

     On August 23, 1990, PXRE adopted a Director Deferred Stock Plan (the "Director Plan") pursuant to which directors of PXRE who are not employees of PXRE or of Phoenix Home Life are each granted the right to receive 2,000 shares of Common Stock (subject to anti-dilution adjustments) at certain specified times following their respective terminations as PXRE directors. On August 23, 1990, Messrs. Kelly, Lyons, Trautlein and Wilde were each granted the right to receive 2,000 shares of Common Stock pursuant to the terms of the Director Plan. The Director Plan was subsequently amended effective August 23, 1990 to allow participation by directors who were employees of Phoenix Home Life and who were PXRE directors on August 23, 1990, provided that shares allocable under the Director Plan to such directors were delivered at the time specified in the Director Plan. Effective August 23, 1990, Messrs. Fiondella, Gummere (who resigned as a PXRE director on February 21, 1994), McLoughlin and Searfoss, all full-time employees of Phoenix Home Life who were PXRE directors on such date, were each granted the right to receive 2,000 shares of Common Stock, which shares were delivered to Phoenix Home Life (as described below) on August 24, 1993 pursuant to the terms of the Director Plan, as amended. Upon becoming a director of PXRE on November 12, 1993, Ms. Luscombe was granted the right to receive 2,000 shares of Common Stock pursuant to the terms of the Director Plan. Upon becoming a director of PXRE on February 13, 1997, Mr. Haftl was granted the right to receive 2,000 shares of Common Stock pursuant to the terms of the Director Plan. As of the record date, eligible non-employee PXRE directors as a group have the right to receive a total of 12,000 shares of Common Stock pursuant to the terms of the Director Plan.

     On each date on which dividends are paid to holders of shares of PXRE Common Stock, each director who has been granted the right to receive shares of Common Stock under the Director Plan is paid an amount in cash equal to the product of (i) the dividend per share for the applicable dividend payment date and (ii) the number of shares which have been granted to the director but which have not yet been delivered.

     The Director Plan is administered by the Board of Directors, which may amend or terminate the Director Plan at any time. However, no such amendment or termination may reduce the number of shares that had been granted to the directors prior to such amendment or termination.

     Until 1995, Phoenix Home Life maintained a practice that no employee could accept any individual remuneration for serving on the Board of Directors of PXRE, and that any such remuneration that would otherwise be payable by PXRE to a Phoenix Home Life employee would instead be paid directly to Phoenix Home Life. In accordance with Phoenix Home Life's practice, the above-described dividend equivalents were, from August 23, 1990 to August 24, 1993, paid by PXRE directly to Phoenix Home Life and, on August 24, 1993, the aggregate of 8,000 shares of Common Stock that would otherwise have been delivered by PXRE to Messrs. Fiondella, Gummere, McLoughlin and Searfoss on such date were instead delivered by PXRE directly to Phoenix Home Life. Effective January 1, 1995, Phoenix Home Life changed such practice and employees of Phoenix Home Life serving as directors of PXRE are entitled to receive directly any compensation therefor.

     THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE IS REQUIRED TO ELECT THE NOMINEES FOR DIRECTOR. THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR AND, UNLESS A STOCKHOLDER SIGNIFIES OTHERWISE, THE PERSONS NAMED IN THE PROXY WILL SO VOTE.

       RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected the firm of Price Waterhouse LLP as PXRE's independent public accountants for the fiscal year ending December 31, 1998. This selection is being presented to the stockholders for their ratification at the Annual Meeting. Price Waterhouse LLP has audited PXRE's financial statements since July 1, 1986. A representative of Price Waterhouse LLP is expected to attend the Annual Meeting, with the opportunity to make a statement if he or she so desires and to respond to questions.

     RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE. THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE "FOR" RATIFICATION AND, UNLESS A STOCKHOLDER SIGNIFIES OTHERWISE, THE PERSONS NAMED IN THE PROXY WILL SO VOTE.

                             EXECUTIVE COMPENSATION

     The following tables and narrative text describe the compensation paid in 1997 and the two prior fiscal years to PXRE's Chief Executive Officer and PXRE's four other most highly compensated executive officers. Also described below is certain future compensation such individuals may be eligible to receive upon retirement or following certain terminations of employment or certain changes of control.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION
                                                                         ----------------------------
                                        ANNUAL COMPENSATION                              SECURITIES
                              ----------------------------------------    RESTRICTED     UNDERLYING
NAME AND                                                OTHER ANNUAL        STOCK           STOCK          ALL OTHER
PRINCIPAL POSITION     YEAR    SALARY    BONUS($)(1)   COMPENSATION(2)   AWARDS($)(3)   OPTIONS(#)(4)   COMPENSATION(5)
------------------     ----   --------   -----------   ---------------   ------------   -------------   ---------------
Gerald L. Radke......  1997   $468,270    $214,130         $3,798          $167,301        17,705          $236,328
  Chairman, President  1996    457,115     252,032          4,276           111,263        19,394           211,982
  and Chief Executive  1995    393,750     294,000          4,488           116,498        18,090            22,903
  Officer
Michael J.
  Bleisnick..........  1997    292,544     102,276             --            83,854         9,377           209,931
  Executive Vice       1996    284,969     121,015             --            53,428         8,071           182,691
  President--Domestic  1995    221,710     135,713             --            67,147         7,347            10,011
  Operations
Gordon Forsyth,
  III................  1997    285,048     102,276             --            83,854         9,377           209,931
  Executive Vice       1996    270,423     121,015             --            53,428         8,071           182,691
  President--          1995    221,710     135,713             --            67,147         7,347             9,966
  International
  Officer
Sanford M. Kimmel....  1997    202,738      64,772             --            55,341         5,641           196,540
  Senior Vice          1996    198,000      74,810             --            33,029         5,152           178,633
  President,
Treasurer              1995    167,399      89,250             --            35,368         4,253             7,150
  and Chief Financial
  Officer
Eugene J. Sverchek...  1997    183,689      59,119             --            48,505         5,429           185,810
  Senior Vice          1996    186,851      72,009             --            31,793         5,152           178,364
  President--Domestic  1995    168,649      89,250             --            35,368         4,673             6,860
  Treaty

---------------

(1) For 1997, consists of cash bonuses awarded in 1998 in respect of fiscal year 1997 pursuant to PXRE's Restated Employee Annual Incentive Bonus Plan (the "Bonus Plan"). For 1996, consists of cash bonuses awarded in 1997 in respect of fiscal year 1996 pursuant to the Bonus Plan. For 1995, consists of cash bonuses awarded in 1996 in respect of fiscal year 1995 pursuant to the Bonus Plan.
(2) For 1997, 1996 and 1995, for Mr. Radke, consists of $3,798, $4,276 and
    $4,488, respectively, paid to reimburse Mr. Radke for taxes paid by him in respect of income arising from PXRE's forgiveness of certain accrued interest on an outstanding loan. (See column entitled "All Other Compensation".)
(3) Consists of awards to Messrs. Radke, Bleisnick, Forsyth, Kimmel and Sverchek, respectively, in respect of fiscal year 1997, of 2,844, 1,358, 1,358, 859 and 785 restricted shares of PXRE Common Stock, in respect of fiscal year 1996, of 4,140, 1,988, 1,988, 1,229 and 1,183 restricted shares of PXRE's Common Stock and in respect of fiscal year 1995, of 4,707, 2,713, 2,713, 1,429 and 1,429 restricted shares of PXRE's Common Stock pursuant to the Bonus Plan. Pursuant to the terms of the Bonus Plan, such restricted shares will vest and become 100% nonforfeitable, with respect to the 1995 grants, in one installment on January 1, 1999, with respect to the 1996 grants, in one installment on January 1, 2000 and with respect to the 1997 grants, in one installment on January 1, 2001. During the holding periods, such shares are entitled to receive dividends, if any, declared with respect to PXRE's Common Stock. Also includes awards to Messrs. Radke, Bleisnick, Forsyth, Kimmel and Sverchek, respectively, in respect of fiscal year 1997, of 2,895, 1,534, 1,534, 1,058 and 888 restricted shares of PXRE Common Stock pursuant to PXRE's 1992 Officer Incentive Plan. Pursuant to the 1992 Officer Incentive Plan, such restricted shares will vest in four equal annual installments, with the final installment on February 13, 2001. During the holding periods, such shares are entitled to receive dividends, if any, declared with respect to PXRE's Common Stock. The aggregate holdings and market value of restricted stock held on December 31, 1997 by Mr. Radke was 11,691 restricted shares with a market value of $388,024; by Mr. Bleisnick was 6,059 restricted shares with market value of $201,098; by Mr. Forsyth was 6,059 restricted shares with market value of $201,098; by Mr. Kimmel was 3,517 restricted shares with market value of $116,729; and by Mr. Sverchek was 3,397 restricted shares with market value of $112,746.
(4) Consists of non-qualified options granted in respect of PXRE's Common Stock pursuant to PXRE's 1992 Officer Incentive Plan.
(5) For Mr. Radke, consists of: $23,413, $21,923 and $15,766 contributed by PXRE in 1997, 1996 and 1995, respectively, to the 401(k) Plan (which is a contributory defined contribution plan), $1,712 paid by PXRE during each of 1997, 1996 and 1995 with respect to a supplemental term life insurance policy for Mr. Radke's benefit, $1,602 paid by PXRE during each of 1997, 1996 and 1995 with respect to a supplemental disability insurance policy for Mr. Radke's benefit, $4,642, $5,168 and $3,823 representing the amount of interest accrued in 1997, 1996 and 1995, respectively, and forgiven by PXRE in respect of a loan of $70,125 made by PXRE to Mr. Radke in 1988, the full principal amount of which remained outstanding during 1997, 1996 and 1995 (see "CERTAIN BUSINESS RELATIONSHIPS" below) and, for 1996, $181,577 paid in February 1997 (but earned as of December 31, 1996) and, for 1997, $204,959 paid in February 1998 (but earned as of December 31, 1997) pursuant to the Transnational Re Officer Incentive Plan assumed by PXRE in the Merger (the "TREX Plan"); for Mr. Bleisnick, consists of: $14,252, $13,212 and $9,570 contributed by PXRE in 1997, 1996 and 1995, respectively, to the 401(k) Plan, $441 paid by PXRE during 1995, with respect to a supplemental term life insurance policy for Mr. Bleisnick's benefit, $7,200 paid by PXRE to Mr. Bleisnick during 1997, with respect to a car allowance, and, for 1996, $169,479 paid in February 1997 (but earned as of December 31, 1996) and, for 1997, $188,479 paid in February 1998 (but earned as of December 31, 1997) pursuant to the TREX Plan; for Mr. Forsyth, consists of: $14,252, $13,212 and $9,495 contributed by PXRE in 1997, 1996 and 1995, respectively, to the 401(k) Plan, $471 paid by PXRE during 1995 with respect to a supplemental term life insurance policy for Mr. Forsyth's benefit, $7,200 paid by PXRE to Mr. Forsyth during 1997, with respect to a car allowance, and, for 1996, $169,479 paid in February 1997 (but earned as of December 31, 1996) and, for 1997, $188,479 paid in February 1998 (but earned as of December 31, 1997) pursuant to the TREX Plan; for Mr. Kimmel, consists of $9,861, $9,154 and $7,150 contributed by PXRE in 1997, 1996 and 1995 to the 401(k) Plan, $7,200 paid by PXRE to Mr. Kimmel during 1997 with respect to a car allowance and, for 1996, $169,479 paid in February 1997 (but earned as of December 31,
    1996) and, for 1997, $179,479 paid in February 1998 (but earned as of December 31, 1997) pursuant to the TREX Plan; and for Mr. Sverchek, consists of: $9,131, $8,885 and $6,860 contributed by PXRE in 1997, 1996 and 1995, respectively, to the 401(k) Plan, $7,200 paid by PXRE to Mr. Sverchek during 1997 with respect to a car allowance and, for 1996, $169,479 paid in February 1997 (but earned as of December 31, 1996) and, for 1997 $169,479 paid in February 1998 (but earned as of December 31, 1997) pursuant to the TREX Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                 INDIVIDUAL GRANTS
                                       ---------------------------------------------------------------------
                                         NUMBER OF      % OF TOTAL
                                        SECURITIES       OPTIONS
                                        UNDERLYING      GRANTED TO     EXERCISE                  GRANT DATE
                                          OPTIONS      EMPLOYEES IN     OR BASE     EXPIRATION     PRESENT
NAME                                   GRANTED(#)(1)   FISCAL YEAR    PRICE($/SH)      DATE      VALUE($)(2)
----                                   -------------   ------------   -----------   ----------   -----------
Gerald L. Radke......................     17,705           21.5%        $26.668      2/13/07      $174,571
Michael J. Bleisnick.................      9,377           11.4          26.668      2/13/07        92,457
Gordon Forsyth, III..................      9,377           11.4          26.668      2/13/07        92,457
Sanford M. Kimmel....................      5,641            6.9          26.668      2/13/07        55,620
Eugene J. Sverchek...................      5,429            6.6          26.668      2/13/07        53,692

---------------

(1) Consists of non-qualified options granted pursuant to PXRE's 1992 Officer Incentive Plan. Under such Plan, the option exercise price may be less than, equal to or greater than the fair market value of the Common Stock of PXRE on the date the option is granted, but may not be less than 50% of such fair market value. For this purpose, the fair market value of a share of PXRE's Common Stock is the average of the high and low prices per share quoted on the New York Stock Exchange on the date of grant. The exercise price of the options listed in the above table is 100% of the fair market value of PXRE's Common Stock on the date of grant (February 13, 1997). The options listed above become exercisable in four equal annual installments, subject to the grantee remaining in the continuous employ of PXRE or its affiliates for at least one year from the date of grant, except where such employment terminates by reason of death, permanent disability or retirement at or after age 65 with PXRE's consent; provided, however, that upon the earlier of (i) a change of control of PXRE or (ii) the Common Stock of PXRE ceasing to be publicly traded, any unexercised portion of an option will become exercisable. Options may also be surrendered in exchange for a cash payment in the event of a change of control of PXRE or the cessation of public trading of the Common Stock of PXRE, in each case under certain circumstances. Options are not transferable by a grantee other than by will or the laws of descent and distribution, and during the lifetime of a grantee an option will be exercisable only by the grantee or, if the grantee is legally incapacitated, by the grantee's duly appointed guardian or legal representative. The Plan authorizes the administering committee to include in individual stock option agreements with grantees a provision allowing grantees to satisfy any federal, state or local income tax liabilities resulting from option exercises by having PXRE withhold the appropriate number of shares of Common Stock at the time of exercise (subject in each instance to committee approval), but the Plan does not provide for cash payments by PXRE to cover any such income taxes.
(2) In accordance with the Commission's rules, in order to determine grant date present values in the above table PXRE used the Black-Scholes model of option valuation, adjusted to reflect an option term of 5 years, which represents the weighted average (by number of options) over the past ten years of the length of time between the grant dates of options under PXRE's plans and their exercise dates for the named executive officers. The model also assumes: (i) an interest rate that represents the interest rate on a U.S. government zero coupon bond with a maturity equal to the term of the grant; (ii) volatility calculated using a weekly stock price for five years (260 weeks) prior to the grant date; and (iii) dividends estimated at the annual rate of $0.84 per share (the quarterly dividend on PXRE's Common Stock having been increased in November 1997 from $0.21 per share to $0.25 per share). Based on this model, the present value of the options on the February 13, 1997 grant date was determined to be $9.86 per option. PXRE does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND OPTION VALUES AT DECEMBER 31, 1997

                                                                NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                                  STOCK OPTIONS AT           IN-THE-MONEY STOCK
                                SHARES                                12/31/97               OPTIONS AT 12/31/97
                             ACQUIRED ON         VALUE                 (#)(2)                      ($)(3)
NAME                         EXERCISE(#)    REALIZED($)(1)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                         ------------   ---------------   -------------------------   -------------------------
Gerald L. Radke............     23,367         $358,021             41,440/45,693             $356,579/$354,053
Michael J. Bleisnick.......      3,250           42,656             42,381/20,884             $763,062/$159,096
Gordon Forsyth, III........      7,576          147,384             48,736/20,884             $840,970/$159,096
Sanford M. Kimmel..........          0                0              7,084/12,944               $62,584/$99,006
Eugene J. Sverchek.........          0                0             17,919/12,729              $254,564/$97,511

---------------

(1) Represents the difference between the closing prices of PXRE's Common Stock as reported on the New York Stock Exchange on the dates of exercise and the exercise prices of the options.
(2) For Mr. Radke, consists of options for 87,133 shares of PXRE Common Stock granted in 1993-1997 pursuant to PXRE's 1992 Officer Incentive Plan at exercise prices ranging from $23.875 to $26.688 per share, 41,440 of which options were exercisable at December 31, 1997; for Mr. Bleisnick, consists of options for 26,764 shares of PXRE Common Stock granted in 1989-1992 pursuant to PXRE's 1988 Stock Option Plan at exercise prices ranging from $8.75 to $11.50 per share, all of which options were exercisable at December 31, 1997, and options for 36,501 shares of PXRE Common Stock granted in 1993-1997 pursuant to PXRE's 1992 Officer Incentive Plan at exercise prices ranging from $23.875 to $26.688 per share, 15,617 of which options were exercisable at December 31, 1997; for Mr. Forsyth, consists of options for 33,253 shares of PXRE Common Stock granted in 1989-1992 pursuant to PXRE's 1988 Stock Option Plan at exercise prices ranging from $8.75 to $11.50 per share, all of which options were exercisable at December 31, 1997, and options for 36,367 shares of PXRE Common Stock granted in 1993-1997 pursuant to PXRE's 1992 Officer Incentive Plan at exercise prices ranging from $23.875 to $26.688 per share, 15,483 of which options were exercisable at December 31, 1997; for Mr. Kimmel, consists of options for 20,028 shares of PXRE Common Stock granted in 1994-1997 pursuant to PXRE's 1992 Officer Incentive Plan at exercise prices of $23.875 to $26.688 per share, respectively, 7,084 of which options were exercisable at December 31, 1997; and for Mr. Sverchek, consists of options for 7,328 shares of PXRE Common Stock granted in 1992 pursuant to PXRE's 1988 Stock Option Plan at an exercise price of $10.875 per share, all of which options were exercisable at December 31, 1997, and options for 23,320 shares of PXRE Common Stock granted in 1993-1997 pursuant to PXRE's 1992 Officer Incentive Plan at exercise prices ranging from $23.875 to $26.688 per share, 10,591 of which options were exercisable at December 31, 1997.
(3) Represents the difference between the closing price of PXRE's Common Stock as reported on the New York Stock Exchange on December 31, 1997 ($33.19) and the exercise prices of the options.

PENSION PLAN

     The following table indicates estimated total annual benefits payable under PXRE's Retirement Plan and Supplemental Executive Retirement Plan as a life annuity upon retirement at age 62 in 1997, to persons of specified Average Annual Earnings and years of service classifications.

                                                                YEARS OF SERVICE
                                              ----------------------------------------------------
AVERAGE ANNUAL EARNINGS                          5          10         15         20         25
-----------------------                       --------   --------   --------   --------   --------
$125,000....................................  $ 16,667   $ 33,333   $ 50,000   $ 50,437   $ 63,047
 150,000....................................    20,000     40,000     60,000     61,187     76,484
 175,000....................................    23,333     46,667     70,000     71,937     89,922
 200,000....................................    26,667     53,333     80,000     82,687    103,359
 225,000....................................    30,000     60,000     90,000     93,437    116,797
 250,000....................................    33,333     66,667    100,000    104,187    130,234
 300,000....................................    40,000     80,000    120,000    125,687    157,109
 400,000....................................    53,333    106,667    160,000    168,687    210,859
 500,000....................................    66,667    133,333    200,000    211,687    264,609
 600,000....................................    80,000    160,000    240,000    254,687    318,359
 700,000....................................    93,333    186,667    280,000    297,687    372,109
 800,000....................................   106,667    213,333    320,000    340,687    425,859
 900,000....................................   120,000    240,000    360,000    383,687    479,609

     Benefits include benefits that may be payable from the Retirement Plan and the Supplemental Executive Retirement Plan (in conjunction with the predecessor actuarial retirement plan).

     For each of the named current executive officers, Average Annual Earnings for 1997 is: Mr. Radke: $573,400; Mr. Bleisnick: $326,419; Mr. Forsyth:
$326,399; Mr. Kimmel: $264,758; and Mr. Sverchek: $225,036. Average Annual Earnings consists of a three-year average of base salary (as shown in the "Salary" column of the Summary Compensation Table) and the average amount of bonuses paid over the preceding ten years (or shorter period of employment). The full years of credited service under the plans as of December 31, 1997 for each of the named current executive officers is: Mr. Radke: 25; Mr. Bleisnick: 13; Mr. Forsyth: 11; Mr. Kimmel: 3; and Mr. Sverchek: 6.

STOCK PERFORMANCE GRAPH

     Notwithstanding anything to the contrary set forth in any of PXRE's previous filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Stock Performance Graph and Report of the Human Resources Committee of the Board of Directors of PXRE shall not be incorporated by reference into any such filings.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                      AMONG PXRE CORPORATION, S&P 500 AND
                     DOW JONES PROPERTY AND CASUALTY INDEX

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                PXRE CORP         S & P 500         DOW JONES P&C
1992                                                100               100               100
1993                                                175               110               101
1994                                                186               112               106
1995                                                179               153               149
1996                                                173               189               178
1997                                                239               252               263

     The total return assumes that dividends were reinvested quarterly and is based on a $100 investment on December 31, 1992. For each subsequent year, the total return for PXRE and for each index is stated as of December 31 of such year.

REPORT OF THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS OF PXRE CORPORATION

     The Human Resources Committee of the Board of Directors has furnished the following report on executive compensation:

          PXRE Corporation (the "Company") has implemented compensation policies, plans and programs which seek to increase the profitability of the Company, and thus stockholder value, by aligning closely the financial interests of the Company's executives with those of its stockholders. Emphasis is placed on the achievements of the Company as an integrated unit.

     The Human Resources Committee of the Company has established an executive compensation program to achieve the following goals:

          1. To attract and retain key executives critical to the long-term success of the Company.

          2. To promote the enhancement of stockholder value.

          3. To reward executives for long-term strategic management.

          4. To support a performance-oriented environment resulting in above average total compensation for above average Company results.

COMPENSATION MIX

     The Company's executive compensation program consists of three components (base salary, annual incentives and long-term incentives) designed to promote the above-stated goals.

     BASE SALARY. Base salary is targeted at the competitive median for competitors in the reinsurance industry. For the purpose of establishing base salary levels, the Company from time to time compares the levels of executive base salary paid by it to those levels paid to the executives of other public and private reinsurance companies in the United States.

     Executive salaries are reviewed by the Committee in the first quarter of each year. The Chief Executive Officer submits an annual salary plan to the Committee and the Committee reviews the plan and determines any appropriate modifications. Any increases in an individual executive's salary from year to year are based on (1) increased contribution to the Company by the individual and (2) increases in median competitive pay levels. Based upon these factors, in 1997 the Committee determined that it was appropriate to increase executive base salaries by an average of 6.34%.

     ANNUAL INCENTIVES. The Restated Employee Annual Incentive Bonus Plan, adopted by the Company in 1992 and amended in 1994 and 1997, is intended to reflect the Company's belief that management's contribution to stockholder returns comes from maximizing earnings at an appropriate level of risk across the reinsurance cycle. Annual target bonuses are determined for each eligible employee, and following the end of each year the Committee determines to what extent each employee's target bonus for the year has been earned. The full target bonus will be paid to the employee if the Company achieved a 13% after tax return on equity for the year. The bonus award will be adjusted up to 150% or down to 0% of the target bonus based on the actual return on equity achieved by the Company for the year.

     Pursuant to the Annual Bonus Plan, the bonus award for all officers is payable 70% in cash and 30% in restricted stock, at the current market value. The partial payment in restricted stock ties a portion of each executive's annual incentive award to the Company's stock price over time. Employees who are not officers of the Company receive the entire bonus award in cash. The Committee may adjust the cash portion of any bonus award (plus or minus 20% for officers, 40% for non-officers) to reflect individual performance. The maximum cash and restricted stock bonus awards that a participant who is a covered employee at the end of the year may receive is $1 million.

     Commencing with awards for 1996, awards to officers who are tax residents of Belgium (or other countries) that tax restricted stock awards in the year received (rather than in the year that the restrictions lapse) are made in cash units credited to an unfunded account. The units vest at the same time that restricted stock awards vest, and are paid to the officer in cash. No earnings or losses are credited to the account.

     In February 1998, the Committee determined that total bonus amounts equal to $994,559 were payable to the Company's executive officers under the Restated Employee Annual Incentive Bonus Plan based on the 1997 performance of the Company. These awards, which were based on a 12.6% return on equity calculated under the Plan and a corresponding adjustment in individual performance percentages to .92%, consisted of cash payments of $696,189 and restricted stock grants valued at $298,367 containing a three-year vesting provision.

     LONG-TERM INCENTIVES. In March 1992, the Committee made its final awards under the Company's 1988 Stock Option Plan, which was effectively "frozen" by the Board of Directors as of December 31, 1992 so that no further options could thereafter be granted under such Plan. In May 1992, the stockholders of the Company approved the 1992 Senior Executive Incentive Plan, which provided for grants of long-term incentive awards to senior executives of the Company. The Plan was amended in 1994 by vote of the stockholders of the Company to allow the grant of long-term incentive awards to any officer of the Company, and the name of the Plan was changed to 1992 Officer Incentive Plan to recognize the broader base of participants. The 1992 Officer Incentive Plan provides the Committee with the flexibility to grant long-term incentives in two forms: stock options and restricted stock.

     Each year, the Committee determines whether it is appropriate to grant stock option and/or restricted stock awards to eligible officers. Grants for each officer are determined based on industry norms, with the Committee having the flexibility to adjust individual awards. Awards are considered in conjunction with the annual salary plan and the overall goals of the Company's executive compensation program. The Committee believes that its past option grants under the 1988 Stock Option Plan have focused, and its option and restricted stock grants under the 1992 Officer Incentive Plan will continue to focus, management's attention on building stockholder value.

     The Committee granted non-qualified options to purchase a total of 82,169 shares of Common Stock at an exercise price of $26.688 per share (market value on grant date) in February 1997 to the Company's officers pursuant to the 1992 Officer Incentive Plan. Such grants were made pursuant to the Committee's evaluation of each grantee's base salary and position with the Company, the fair market value of the Common Stock on the date of grant and competitive compensation levels within the industry. Grants with respect to 11,772 shares of restricted stock were made during or with respect to 1997 under this Plan.

     The Internal Revenue Code has set certain limitations on the deductibility of compensation paid to a public company's five most highly compensated executive officers. Provided that other compensation objectives are met, it is the Committee's intention that executive compensation be deductible for federal income tax purposes. Accordingly, to comply with regulations regarding the deductibility of executive compensation expense, the Restated Employee Annual Incentive Bonus Plan and the 1992 Officer Incentive Plan were amended in 1997.

     ADDITIONAL COMPENSATION. PXRE officers were also responsible for managing the affairs of Transnational Re Corporation (TREX), under the terms of a Management Agreement between the companies, from November 1993 until the December 11, 1996 merger of TREX with PXRE. Commencing January 1, 1994, certain executive officers of PXRE who were also executive officers of TREX participated in the Transnational Re Officer Incentive Plan (which was assumed by PXRE in the Merger), which resulted in cash payments to such executive officers of $1,241,001 in February 1998 (but earned as of December 31, 1997).

CHIEF EXECUTIVE COMPENSATION

     The Committee determined the Chief Executive Officer's compensation for 1997 based upon a number of factors and criteria. The Chief Executive Officer's base salary was increased by 5.56% during 1997 and was based upon a review of similar companies adjusted for size and capitalization and upon review of the Chief Executive Officer's performance as regards the achievement of long-term strategic goals and the management of the Company.

     In February 1998, the Committee granted an award to the Chief Executive Officer under the Restated Employee Annual Incentive Bonus Plan consisting of a cash payment of $214,130 and a restricted stock grant valued at $91,770 and containing a three-year vesting provision.

     In February 1998, additional cash compensation of $204,959 was paid to the Chief Executive Officer under the terms of the Transnational Re Officer Incentive Plan.

     In February 1997, the Chief Executive Officer received options to purchase a total of 17,705 shares of Common Stock at an exercise price of $26.688 per share (market value on grant date) under the 1992 Officer Incentive Plan. As discussed above, such grant was determined pursuant to the Committee's evaluation of the Chief Executive Officer's base salary and position with the Company, the fair market value of the Common Stock on the date of grant and competitive CEO compensation levels within the industry.

       Human Resources Committee
            Robert W. Fiondella, Chairman
            Edward P. Lyons
            Donald H. Trautlein
            Wilson Wilde

February 12, 1998

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Of the four members of the Human Resources Committee, one member, namely Mr. Fiondella, is an executive officer of Phoenix Home Life and two members, namely Messrs. Fiondella and Lyons, serve as directors of Phoenix Home Life and/or one of its affiliates. In 1996, prior to the Merger, Phoenix Home Life owned approximately 7.3% of the issued and outstanding Common Stock of PXRE. After the Merger, and as of the record date, Phoenix Home Life owned less than 5% of the issued and outstanding Common Stock of PXRE. Each of PXRE, PXRE Reinsurance and Transnational are parties to investment advisory agreements with Phoenix Duff & Phelps, a public majority-owned subsidiary of Phoenix Home Life. Pursuant to these agreements, which are terminable by either party on 60 days' notice, Phoenix Duff & Phelps provides, or arranges for another party to provide, investment research and advice, implementation of investment transactions, clearing agent and custodian services, monthly reports on portfolio transactions and other related services. The amount of investment advisory fees payable pursuant to such agreements is equal to 0.15% of average assets under management plus out-of-pocket expenses. PXRE incurred fees of approximately $83,000, PXRE Reinsurance incurred fees of approximately $372,000, and Transnational incurred fees of approximately $256,000, to Phoenix Duff & Phelps for services performed in fiscal year 1997. Management of PXRE expects such fees for 1998 will, in the aggregate, be approximately $641,000, plus out-of-pocket expenses. Based upon management's experience related to similar agreements with unaffiliated persons, PXRE believes that the terms and conditions of the investment advisory agreements described above are no less favorable to PXRE, PXRE Reinsurance and Transnational than terms and conditions available for comparable services from unaffiliated persons.

TERMINATION AND CHANGE OF CONTROL ARRANGEMENTS

     EXECUTIVE SEVERANCE PLAN. In 1989, the Board of Directors approved an Executive Severance Plan for designated officers of PXRE, which was renewed for an additional five year term in August 1994.

     The Executive Severance Plan provides to designated officers certain benefits in the event of termination without cause or constructive discharge within 6 months before a "Change of Control" (as defined in the Executive Severance Plan) or within one year thereafter (two years for Mr. Radke). The Executive Severance Plan provides that a "Change of Control" will be deemed to have occurred if (i) any person (as defined in the Executive Severance Plan) other than PXRE becomes the beneficial owner, directly or indirectly, of securities representing 30% or more of the combined voting power of PXRE's outstanding securities; (ii) the stockholders of PXRE approve a merger or consolidation of PXRE with another corporation (other than certain situations where the stockholders of PXRE before such transaction continue in control after such transaction) or a sale or other disposition of all or substantially all of the assets of PXRE; (iii) the stockholders of PXRE approve a plan of liquidation or dissolution of PXRE; or (iv) during any period of two consecutive years following August 17, 1989, individuals who at the beginning of such period constituted the Board of Directors of PXRE and any new director whose election was approved by at least two-thirds of the directors who were directors at the beginning of the period or whose election had previously been so approved, cease to constitute a majority of the Board.

     The benefits consist of a lump sum cash payment equal to (i) one year's salary (for Mr. Radke two years if terminated within 12 months of a change of control), (ii) accrued but unpaid bonuses, (iii) present value of employer contributions to PXRE's Pension Plan and the 401(k) Plan (the "Qualified Plans") for one year (two years for Mr. Radke if terminated within 12 months of a change of control), and (iv) amounts forfeited under the Qualified Plans on termination of employment, reduced by the present value of payments under any employment agreement, Company policy or statute. In addition, one year's coverage (two years for Mr. Radke) is provided to the officer under PXRE's medical, life and other welfare benefit plans in which the officer participated. In determining these benefits, the one and two year periods do not extend past age 65.

     PXRE also indemnifies the officer for any excess parachute payment excise tax (and the excise and income tax on such indemnity) for which the officer may become responsible, as well as attorney's fees required to enforce such officer's rights under the Plan.

     The Executive Severance Plan has a five year term subject to renewal only if the Board of Directors determines prior to the end of such term (or the end of any subsequent renewal term) that the Plan shall be renewed; the Plan continues in the event of a change of control until all obligations are satisfied.

     Messrs. Radke, Bleisnick, Forsyth, Kimmel and Sverchek participate in the Plan, with 17 others. The Merger with TREX was deemed to be a "change of control" for purposes of the Executive Severance Plan, and remains applicable to Mr. Radke. Were a change of control of PXRE to have occurred on December 31,

1997 and if the employment of the named executive officers with PXRE had then been terminated as provided in the Executive Severance Plan, it is estimated that the compensation payable to Messrs. Radke, Bleisnick, Forsyth, Kimmel and Sverchek would have been $950,000, $289,000, $289,000, $201,000 and $188,000, respectively.

     1988 STOCK OPTION PLAN. Adopted in 1988 and subsequently amended, the 1988 Stock Option Plan (the "1988 Option Plan") provides for the grant of incentive stock options which are intended to qualify as incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as non-qualified stock options which are not intended to qualify as incentive stock options under the Code. Subject to certain adjustments as provided in the 1988 Option Plan, the maximum number of shares of Common Stock reserved for issuance upon the exercise of options granted under the 1988 Option Plan is 450,000. As of March 19, 1992, options to purchase a total of 449,965 shares of Common Stock were outstanding under the 1988 Option Plan, all of which options were non-qualified stock options. At a meeting held on such date, the Board of Directors of PXRE resolved to "freeze" the 1988 Option Plan as of December 31, 1992 so that no further options could thereafter be granted under the 1988 Option Plan.

     Each non-qualified option granted under the 1988 Option Plan has a term not exceeding ten years and one day. In each case, the exercise price is equal to or in excess of the fair market value of the Common Stock on the date the option was granted.

     No part of any option may be exercised unless the optionee remains in the continuous employ of PXRE or its affiliates for at least one year from the date of grant of the option, except where such employment terminates by reason of death or permanent disability, or retirement on or after age 65 with PXRE's consent. Subject to the foregoing, options become exercisable in four equal annual installments, unless otherwise provided by the 1988 Option Plan Committee (which administers the 1988 Option Plan), provided, however, that upon the earlier of (i) a Change of Control (as defined in the 1988 Option Plan) or (ii) the Common Stock of PXRE ceasing to be publicly traded, any unexercised portion of an option will become exercisable.

     No options are transferable by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee an option will be exercisable only by the optionee or, if the optionee is legally incapacitated, by the optionee's duly appointed guardian or legal representative.

     Under the 1988 Option Plan an optionee may elect up to 60 days following a Change of Control to surrender all or part of his or her non-qualified option and to receive a cash payment equal to the greater of (a) the excess of the fair market value of the option shares surrendered over the exercise price for such shares, or (b) the excess of the per share net worth (as determined under the 1988 Option Plan) of the shares to which the surrendered option pertains on the date of surrender over the per share net worth of such shares on the date the option was granted.

     For this purpose, the 1988 Option Plan provides that "fair market value" for non-qualified options is the higher of (a) the highest trading price of PXRE's shares (as determined under the 1988 Option Plan) during the 90-day period ending on the date of such election, or (b) if the transaction occurs as the result of a person acquiring a 30% interest in PXRE, the highest price per share shown on Schedule 13D or any amendment thereto filed by any person holding 30% or more of such shares, or (c) if the Change of Control occurs as the result of stockholder approval of a merger or consolidation (as described in the 1988 Option Plan) or any sale or other disposition of all or substantially all of the assets of PXRE, the highest price paid pursuant to such transaction.

     In addition, under the 1988 Option Plan an optionee may elect up to 60 days following the cessation of the public trading of the shares of PXRE (other than where due to the fraud or other misconduct of the management of PXRE) to surrender all or part of his or her non-qualified option and receive a cash payment equal to the greater of (a) the excess of the fair market value of the shares subject to the surrendered option over the exercise price, or (b) the amount determined under the per share net worth valuation method described above. For this purpose, "fair market value" means the highest public trading value (as determined under the 1988 Option Plan) during the 90-day period ending on the date of such cessation of public trading.

     The 1988 Option Plan also provides that if an optionee does not make an election under either of the above provisions on or before the 60th day following a Change of Control resulting from certain mergers and consolidations, sale of all or substantially all of the assets of PXRE, the liquidation or dissolution of PXRE, or such cessation of public trading, the optionee will be deemed to have made such election as of such 60th day, the optionee will receive the cash payment that would be due upon such an election and the optionee's option and surrender rights will be deemed to have been canceled.

     Under the 1988 Option Plan, an election is not transferable other than by will or the laws of intestacy. An optionee who is subject to Section 16(b) of the Exchange Act may only exercise an election in compliance with Rule 16b-3(e) thereunder.

     The 1988 Option Plan provides that a "Change of Control" will be deemed to have occurred if (i) any person (as defined in the Plan) other than PXRE or Phoenix Home Life or an affiliate thereof, becomes the beneficial owner, directly or indirectly, of securities representing 30% or more of the combined voting power of PXRE's outstanding securities; (ii) the stockholders of PXRE approve a merger or consolidation of PXRE with another corporation (other than certain situations where the stockholders of PXRE before such transaction continue in control after the transaction) or a sale or other disposition of all or substantially all of the assets of PXRE; (iii) the stockholders approve a plan of liquidation or dissolution of PXRE; or (iv) during a period of two consecutive years following August 17, 1989 individuals who at the beginning of such period constituted the Board of Directors of PXRE and any new director whose election was approved by at least two-thirds of the directors who were directors at the beginning of the period or whose election had been previously so approved, cease to constitute a majority of the Board.

     As of the record date, Messrs. Bleisnick, Forsyth and Sverchek held outstanding non-qualified options to purchase 26,764, 33,253 and 7,328 shares of Common Stock, respectively, pursuant to the 1988 Option Plan. All of such options had vested in accordance with the provisions of the 1988 Option Plan, and were exercisable, as of the record date. (Mr. Radke is omitted from the foregoing discussion because as of the record date he had fully exercised the options granted to him pursuant to the 1988 Option Plan. Mr. Kimmel is omitted from the foregoing discussion because he is not a participant in the 1988 Option Plan.)

     RESTATED EMPLOYEE ANNUAL INCENTIVE BONUS PLAN. Adopted in 1992, the Restated Employee Annual Incentive Bonus Plan, as amended (the "Restated Bonus Plan"), provides for annual employee incentive awards comprised of cash and, in the case of senior and junior executives, restricted shares of Common Stock. More specifically, the Restated Bonus Plan (i) provides for the grant of shares of Common Stock subject to restrictions, as determined by the administering committee ("Restricted Shares"), in lieu of 30% of the annual cash bonus payable to eligible officers under the Restated Bonus Plan; (ii) links the funding of the annual bonus pool for all participating employees to PXRE's "return on equity" (defined in the Restated Bonus Plan as PXRE's consolidated net income for the fiscal year divided by PXRE's average stockholders' equity for such fiscal year); and (iii) provides the Restated Bonus Plan Committee (which administers the Restated Bonus Plan) with the discretion to adjust the final annual bonus pool amount for allocation to participants by up to plus or minus 25% of such pool. Subject to certain adjustments as provided in the Restated Bonus Plan, a maximum of 150,000 shares of PXRE Common Stock has been reserved for awards of Restricted Shares under the Restated Bonus Plan. Authorized and unissued shares or treasury shares or both may be used for grants of Restricted Shares under the Restated Bonus Plan.

     Restricted Share awards consist of grants of shares of PXRE's Common Stock, which are generally subject to forfeiture if the recipient's employment with PXRE terminates during the restricted period specified in the award. Subject to the discretion of the Restated Bonus Plan Committee, the period must be at least three years, measured as provided in the Restated Bonus Plan (the "Restricted Period"). The recipient of a Restricted Share award is entitled to all the rights of a shareholder with regard to the awarded Restricted Shares during the Restricted Period, including the right to receive dividends on, and to vote, the Restricted Shares, except that the Restricted Shares may not be sold, pledged or otherwise transferred by the recipient until the applicable Restricted Period has lapsed. The lapse of the Restricted Period may be accelerated in the event of a recipient's death, permanent disability or retirement, as determined by the Restated Bonus Plan Committee. The Restated Bonus Plan Committee requires a participant receiving an award of Restricted Shares to enter into a Restricted Share Agreement with PXRE containing the foregoing restrictions and such other terms as the Restated Bonus Plan Committee may deem advisable.

     Upon the earlier of a Change of Control of PXRE or the shares of PXRE ceasing to be publicly traded, any remaining Restricted Period applicable to Restricted Shares will immediately lapse. For this purpose, a "Change of Control" of PXRE will be deemed to have occurred if (i) any person (as defined in the Restated Bonus Plan) other than PXRE or Phoenix Home Life or an affiliate thereof, becomes the beneficial owner, directly or indirectly, of securities representing 30% or more of the combined voting power of PXRE's outstanding securities; (ii) the shareholders of PXRE approve a merger or consolidation of PXRE with another corporation (other than certain situations where the shareholders of PXRE before such transaction continue in control after the transaction) or a sale or other disposition of all or substantially all of the assets of PXRE; (iii) the shareholders of PXRE approve a plan of liquidation or dissolution of PXRE; or (iv) during any period of two consecutive years following March 19, 1992, individuals who at the beginning of such period constitute the entire Board of Directors of PXRE and any new director whose election was approved by at least two-thirds of the directors who were directors at the beginning of the period or whose election had been previously so approved, cease to constitute a majority of the Board. The Restated Bonus Plan was amended in June 1996 to provide that the Merger with TREX would not be a Change of Control of PXRE.

     Messrs. Radke, Bleisnick, Forsyth, Sverchek and Kimmel are each eligible to participate in the Restated Bonus Plan. In February 1998, Restricted Share and cash bonus awards under the Restated Bonus Plan were made to Messrs. Radke, Bleisnick, Forsyth, Sverchek and Kimmel in respect of fiscal year 1997, as noted in the Summary Compensation Table above. The Restricted Shares so awarded will not vest, and may not be sold, transferred, pledged or otherwise disposed of, until January 1, 2001, subject to the terms of the Restated Bonus Plan and the related Restricted Share Agreements.

     1992 OFFICER INCENTIVE PLAN. Adopted in 1992, the 1992 Officer Incentive Plan, as amended (the "1992 Incentive Plan") provides for both grants of options and awards of Common Stock with certain restrictions ("Restricted Shares") to officers of PXRE or its affiliates. More specifically, the 1992 Incentive Plan provides for the grant of incentive stock options (the "Incentive Stock Options") which are intended to qualify as incentive stock options under Section 422 of the Code, non-qualified stock options which are not intended to qualify as incentive stock options under the Code ("Non-Qualified Options"), and awards of Restricted Shares, as determined by the 1992 Incentive Plan Committee, which administers the 1992 Incentive Plan. Subject to certain adjustments as provided in the 1992 Incentive Plan, a maximum of 750,000 shares of the

Common Stock of PXRE has been reserved for issuance upon the exercise of options and grants of Restricted Shares under the 1992 Incentive Plan. Authorized but unissued shares or treasury shares or both may be used for grants of options or Restricted Shares under the 1992 Incentive Plan.

     All options and Restricted Share awards will be evidenced by agreements ("Stock Option Agreements" and "Restricted Share Agreements", respectively) on the terms and conditions set forth in the 1992 Incentive Plan and such other terms and conditions as the 1992 Incentive Plan Committee shall determine.

     Options must be granted within ten years of the adoption of the 1992 Incentive Plan. Options will have a term not to exceed ten years. The exercise price for Incentive Stock Options must be equal to or exceed the fair market value of the Common Stock on the date the option is granted, and the exercise price for Non-Qualified Options may be less than, equal to, or greater than the fair market of the Common Stock on the date of grant, but not less than 50% of such fair market value.

     Subject to the 1992 Incentive Plan Committee's discretion, no part of any option may be exercised unless the optionee remains in the continuous employ of PXRE or its affiliates for at least one year from the date of grant of the option, except where such employment terminates by reason of death, permanent disability or retirement at or after age 65 with PXRE's consent.

     No options will be transferable by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee an option will be exercisable only by the optionee or, if the optionee is legally incapacitated, by the optionee's duly appointed guardian or legal representative.

     Restricted Shares are generally subject to forfeiture if the recipient's employment with PXRE terminates during the restricted period determined by the 1992 Incentive Plan Committee to be applicable to the award (the "Restricted Period"). The recipient of a Restricted Share award is entitled to all the rights of a shareholder with regard to the awarded Restricted Shares during the Restricted Period, including the right to receive dividends on, and to vote, the Restricted Shares, except that the Restricted Shares may not be sold, pledged or otherwise transferred by the recipient until the applicable Restricted Period has lapsed. The lapse of the Restricted Period may be accelerated in the event of a recipient's death, permanent disability or retirement, as determined by the 1992 Incentive Plan Committee.

     The 1992 Incentive Plan provides that upon the earlier of (i) a Change of Control of PXRE or (ii) the Common Stock of PXRE ceasing to be publicly traded, any unexercised portion of an option shall become exercisable and any Restricted Period applicable to Restricted Shares shall immediately lapse. The 1992 Incentive Plan incorporates the same definition of "Change of Control" as that contained in the Restated Bonus Plan.

     The 1992 Incentive Plan Committee may grant to an optionee for up to 60 days following a Change of Control the right to elect to surrender all or part of his or her option and to receive a cash payment equal to the greater of (a) the excess of the fair market value of the option shares surrendered over the exercise price for such shares, or (b) except for Incentive Stock Options, the excess of the per share net worth (as determined under the 1992 Incentive Plan) of the shares to which the surrendered option pertains on the date of surrender over the per share net worth of such shares on the date the option was granted.

     For this purpose, the 1992 Incentive Plan provides that "fair market value" for Non-Qualified Options is the higher of (a) the highest trading price of PXRE's Common Stock (as determined under the 1992 Incentive Plan) during the 90-day period ending on the date of such election, or (b) if the transaction occurs as the result of a person acquiring a 30% interest in PXRE, the highest price per share of Common Stock shown on Schedule 13D or any amendment thereto filed by any person holding 30% or more of such shares, or

(c) if the Change of Control occurs as the result of shareholder approval of a merger or consolidation (as described in the 1992 Incentive Plan) or any sale or other disposition of all or substantially all of the assets of PXRE, the highest price per share paid pursuant to such transaction. With respect to Incentive Stock Options, "fair market value" means fair market value as determined under
Section 1.2(g) of the 1992 Incentive Plan.

     In addition, under the 1992 Incentive Plan the optionee may elect up to 60 days following the cessation of the public trading of the Common Stock of PXRE (other than where due to the fraud or other misconduct of the management of PXRE) to surrender all or part of his or her option and receive a cash payment equal to the greater of (a) the excess of the fair market value of the shares subject to the surrendered option over the exercise price, or (b) except for Incentive Stock Options, the excess of the per share net worth (as determined under the 1992 Incentive Plan) of the shares to which the surrendered option pertains on the date of surrender over the per share net worth of such shares on the date the option was granted. For this purpose, "fair market value" means the highest trading price (as determined under the 1992 Incentive Plan) during the 90-day period ending on the date of such cessation of public trading, except that for Incentive Stock Options it means "fair market value" as determined under Section 1.2(g) of the 1992 Incentive Plan.

     The 1992 Incentive Plan also provides that if an optionee does not make an election under either of the above provisions on or before the 60th day following a Change of Control resulting from certain mergers and consolidations, the sale of all or substantially all of the assets of PXRE, the liquidation or dissolution of PXRE, or such cessation of public trading, the optionee will be deemed to have made such election as of such 60th day, the optionee will receive the cash payment that would be due upon such an election and the optionee's option and surrender rights will be deemed to have been cancelled.

     Messrs. Radke, Bleisnick, Forsyth, Sverchek and Kimmel are each eligible to participate in the 1992 Incentive Plan. In February 1997, non-qualified options were granted under the 1992 Incentive Plan to Messrs. Radke, Bleisnick, Forsyth, Sverchek and Kimmel in respect of fiscal year 1997, as noted in the Option Grant Table above.

     TRANSNATIONAL RE OFFICER INCENTIVE PLAN. The Transnational Re Officer Incentive Plan, an unfunded non-tax-qualified officer incentive plan was assumed by PXRE in the Merger. According to the TREX Plan, designated officers of TREX (who are also officers of PXRE) were eligible to participate in an annual bonus pool equal to the net income (as defined) of TREX for each fiscal year in the period 1994 through 1998. In connection with the Merger, the TREX Plan was amended to provide that, among other things, the annual bonus pool for 1996 would be the final annual bonus pool under the TREX Plan and, therefore, amounts payable pursuant to the TREX Plan would be frozen as of December 31, 1996. The bonuses payable under the TREX Plan are earned in three equal installments. The first installment was earned as of December 31, 1996 and was paid in February 1997; the second installment was earned as of December 31, 1997 and was paid in February 1998; the third installment will be earned (provided that the participant is an officer of PXRE at such time) on December 31, 1998 and will be paid prior to March 31 of the following year. Each of the named executive officers is a participant in the TREX Plan and the amounts earned thereunder in 1997 are set forth in note (5) to the Summary Compensation Table.

                         CERTAIN BUSINESS RELATIONSHIPS

PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

     In addition to the relationships described above under "EXECUTIVE COMPENSATION -- Compensation Committee Interlocks and Insider Participation", Mr. Searfoss is an executive officer of Phoenix Home

Life, Mr. McLoughlin is an executive officer of Phoenix Home Life and Phoenix Duff & Phelps and Mr. Searfoss, Mr. McLoughlin and Mr. Kelly serve as directors of Phoenix Home Life and/or one of its affiliates. Reference is made to the discussion under "EXECUTIVE COMPENSATION -- Compensation Committee Interlocks and Insider Participation" regarding the investment advisory relationship between PXRE and its subsidiaries and Phoenix Duff & Phelps, a subsidiary of Phoenix Home Life.

LOAN TO MR. RADKE

     In 1988, PXRE loaned Mr. Radke $70,125 pursuant to a demand promissory note to fund certain estimated tax liabilities of Mr. Radke incurred in connection with the organization of PXRE. The loan was repaid in full on March 1, 1998.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires PXRE's directors and executive officers, and persons who own more than 10% of a registered class of PXRE's equity securities, to file with the Commission and the New York Stock Exchange reports of ownership and changes in ownership of PXRE's registered equity securities. Executive officers, directors and greater-than-10% stockholders are also required to furnish PXRE with copies of all Section 16(a) reports they file.

     Based solely upon a review of the copies of such reports, and any amendments thereto, furnished to PXRE and written representations that no Form 5 reports were required, PXRE believes that, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to PXRE's executive officers, directors and greater-than-10% stockholders were complied with.

                             STOCKHOLDER PROPOSALS

     If a stockholder desires to present a proposal for inclusion in next year's Proxy Statement and to present such proposal at the 1999 Annual Meeting of Stockholders of PXRE, such stockholder must submit such proposal in writing to PXRE Corporation, 399 Thornall Street, Edison, New Jersey 08837, Attention:
Treasurer, for receipt by PXRE not later than December 31, 1998.

                                    GENERAL

     PXRE's Annual Report to Stockholders, which contains financial statements for the year ended December 31, 1997 as well as other information concerning the operations of PXRE, is being sent to you with this Proxy Statement.

     PXRE FILES WITH THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. A COPY OF THE REPORT FOR FISCAL 1997 WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER SENDING A WRITTEN REQUEST THEREFOR TO TREASURER, PXRE CORPORATION, 399 THORNALL STREET, EDISON, NEW JERSEY 08837, OR CAN BE ACCESSED THROUGH PXRE'S WEB SITE AT: WWW.PXRE.COM. PXRE Corporation has no knowledge of any matters other than those set forth in this Proxy Statement or referred to in the accompanying Notice of Annual Meeting of Stockholders, which will be presented at the meeting. However, if any other matters should properly come before the meeting it is intended that Proxies shall be voted thereon in accordance with the best judgment of the person or persons voting such Proxies.

                                          PXRE CORPORATION

Edison, New Jersey
April 30, 1998

                                                                      Appendix A

PROXY                           PXRE CORPORATION                           PROXY
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 4, 1998

       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Gerald L. Radke, F. Sedgwick Browne and Sanford M. Kimmel, and each or any of them, with full power of substitution, the proxies of the undersigned to vote all of the shares of Common Stock of PXRE Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of PXRE Corporation to be held at the offices of PXRE Corporation, 399 Thornall Street, 14th Floor, Edison, New Jersey on June 4, 1998 commencing at 9:00 a.m. and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present upon:

(1) ELECTION OF DIRECTORS: Authority to vote this Proxy for the election of the following persons as directors is:

   [ ]  GRANTED                                    [ ]  WITHHELD

             (Except as indicated otherwise)

   IF THERE IS ANY INDIVIDUAL DIRECTOR WITH RESPECT TO WHOM YOU DESIRE TO WITHHOLD YOUR VOTE, YOU MAY DO SO BY LINING THROUGH OR OTHERWISE STRIKING OUT HIS NAME.

   Bernard Kelly            Edward P. Lyons            David W. Searfoss

(2) To ratify the appointment of Price Waterhouse LLP as PXRE Corporation's independent public accountants for the fiscal year ending December 31, 1998.

    [ ] APPROVE                    [ ] DISAPPROVE                    [ ] ABSTAIN

                                  (See other side)

(3) In their discretion, such other matters as may properly come before the meeting.

    UNLESS A CONTRARY DIRECTION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF PRICE WATERHOUSE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                                                Please sign exactly as your name
                                                appears on this Proxy. If
                                                signing for estates, trusts or
                                                corporations, title or capacity
                                                should be stated. If shares are
                                                held jointly, each holder should
                                                sign.

                                                Dated:                      1998
                                                      -------------------- ,

                                                --------------------------------
                                                           Signature

                                                --------------------------------
                                                           Signature